Exhibit 99.1
                                  News Release
September 13, 2000                                       Symbols: WIZ - CDNX
                                                                  WIZZF - OTC BB

           WSI INTERACTIVE AND IBM TO HOST INTERNET INCUBATION SEMINAR

WSi Interactive and IBM are pleased to announce that they will be hosting an Internet Incubation Seminar on September 19, 2000 in Vancouver, British Columbia, Canada.

The aim of the WSi/IBM Internet Incubation Seminars is to provide existing Internet businesses and aspiring Internet entrepreneurs with a practical overview of what it takes to develop and market a profitable Internet business. The seminar will also highlight the benefits of the WSi and IBM partnership in providing one-stop solutions for business incubation. To register for this seminar RSVP to Armi Dedick at WSi Interactive 1-888-388-4636.

In April,2000, WSi announced an alliance with IBM Canada to offer dot.com companies access to a full suite of incubation services. IBM contributes the technology component of these services.

The goal of the seminar is to attract new business for the two companies and to demonstrate to the Internet business community the benefits of working with a team that is able to deliver every step of the way, from research and concept development right through to going public. "We believe that the business incubation relationship of WSi and IBM is the way of the future. IBM has the hardware, software and e-business solutions technology and WSi has the development and marketing savvy. The combination is comprehensive and offers high potential businesses a significant competitive advantage" says Theo Sanidas, President of WSi.

As a total solution Internet incubator, WSi Interactive Corporation builds, manages and markets online businesses. The process of Internet incubation will be presented to an audience of prospective clients and partners at the seminar. Participants will be introduced to the six stages of incubation developed by the WSi/IBM team: research, venture funding, web management and development, proof of concept, and marketing.

THE BUSINESS OF WSI

WSi Interactive Corporation is an innovative business development and marketing firm whose objective is to capitalize on content and infrastructure opportunities on the Internet. WSi builds, manages and markets online businesses in the financial, e-tail and e-commerce, entertainment, and e-advertising sectors.

WSi focuses on early-stage companies where it can add significant value to the investment through a network of relationships and strategic alliances, using its experience to help Internet companies to build traffic, develop brands, and capitalize on a variety of revenue streams.

ABOUT IBM

IBM develops and delivers products, services and support programs that help companies in the fast-emerging Net Generation marketplace establish their businesses and become profitable. Drawing on resources from IBM and from the 90,000 IBM Business Partners, IBM's Net Generation Business is helping Internet Service Providers, Web hosting companies, portals and born-on-the-Web companies take advantage of the tremendous business opportunity before them. For more information on how IBM is helping Net Generation companies, visit HTTP://WWW.IBM.COM/SOLUTIONS/NETGENERATION.
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To receive information on WSi by e-mail or fax, please forward your Internet address/fax # to INFO@WS-I.COM/fax: 1-877-499-5806.

Investor Relations Toll Free: 1-888-388-4636
Website:  WWW.WS-I.COM

ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed nor accepted any responsibility for the adequacy or accuracy of the contents of this release.